Exhibit 99.2

Frequently Asked Questions About the Reorganization into an UPREIT Structure

December 2022
1.	What is Kimco doing?

Kimco intends to complete a holding company reorganization resulting in a new company becoming the publicly traded parent company (“New Kimco”). The current publicly traded company (“Old Kimco”) intends to merge with a subsidiary of New Kimco and to convert to a Delaware limited liability company (the “LLC Conversion”) called “Kimco Realty OP, LLC” (“Kimco OP”), which will be controlled by New Kimco. New Kimco (the publicly traded parent company) will change its name to “Kimco Realty Corporation”, and is expected to qualify as a real estate investment trust (“REIT”) for federal income tax purposes.  Following these transactions, New Kimco’s equity will continue to trade on the New York Stock Exchange (“NYSE”) under the current trading symbols of Old Kimco’s equity.

2.	Where can I find detailed information?

Details of the anticipated reorganization can be found in the press release and the Current Report on Form 8-K filed with the Securities and Exchange Commission. We recommend that you review these documents to obtain a complete understanding of the reorganization.

3.	When will this happen?

The merger is expected to be effective on January 1, 2023, and the LLC Conversion is expected to be effective promptly thereafter.

4.	Does this impact my rights as a shareholder?

No. All of the voting rights and other terms of your shares will remain the same.

5.	Why is Kimco doing this?

The reorganization will result in restructuring Kimco as an Umbrella Partnership REIT (“UPREIT”). Kimco believes the UPREIT structure will improve the company’s ability to acquire properties in a tax-deferred manner and also align the company’s corporate structure with the majority of other REITs.

6.	What happens to my shares in Kimco?

As part of the reorganization, each issued and outstanding share of Old Kimco common stock, Class L Preferred Stock and Class M Preferred Stock immediately prior to the Effective Time will be converted automatically into one corresponding issued and outstanding share of New Kimco common stock, 5.125% Class L Cumulative Redeemable Preferred Stock of New Kimco and 5.25% Class M Cumulative Redeemable Preferred Stock of New Kimco, respectively. For example, if you own 100 shares of Old Kimco common stock today, you will own 100 shares of New Kimco common stock after the reorganization with all of the same rights and benefits. You do not have to do anything with your Kimco shares because of the reorganization.

7.	Will this impact dividend payments?

No, the reorganization will not impact the payment of dividends declared by the company’s board of directors and payable in respect of the company’s shares of common stock, Class L preferred stock and Class M preferred stock.

8.	Will my shares still be traded on the NYSE?

Yes. We do not expect any change to ticker symbols or trading for shares in New Kimco after the reorganization. We expect (i) all shares of common stock of New Kimco will be traded on the NYSE under the ticker symbol “KIM”, (ii) all depositary shares, each representing one-thousandth of a share of 5.125% Class L Cumulative Redeemable Preferred Stock of New Kimco, will be traded on the NYSE under the ticker symbol “KIMprL” and (iii) all depositary shares, each representing one-thousandth of a share of 5.25% Class M Cumulative Redeemable Preferred Stock of New Kimco, will be traded on the NYSE under the ticker symbol “KIMprM.”

9.	Will this reorganization impact my US taxes?

No. The reorganization is expected to qualify as a tax-free reorganization for federal income tax purposes, meaning that Kimco’s shareholders are not expected to recognize gain or loss for federal income tax purposes.

10.	What will be the name of the new public company?

After completion of the reorganization, the new public company will be known as Kimco Realty Corporation.  The current publicly traded company (i.e., Old Kimco) will become a limited liability company named Kimco Realty OP, LLC, and will be the operating partnership in the UPREIT structure.

11.	Who will be running New Kimco?

The Board of Directors of New Kimco will be exactly the same as the current Board of Directors of Old Kimco that the shareholders elected in March 2022. The management team of New Kimco will also be unchanged from the management team of Old Kimco today. It will still be headed by Conor Flynn as Chief Executive Officer with his current management team and employees.

12.	Will the reorganization have an impact on Kimco’s financial condition?

No. Other than costs necessary to effectuate the reorganization which we do not expect to be material, we do not expect the reorganization to have any adverse impact on the consolidated financial statements, cash flow, or results of operation of Kimco, or on its outstanding debt securities.

13.	Will there be any changes to the assets owned by Kimco?

No. Substantially all of the assets owned by Old Kimco and its subsidiaries today will continue to be owned by Kimco OP and its subsidiaries immediately after the reorganization. New Kimco generally will not hold any assets directly other than certain assets that may be held for certain administrative functions and its interest in Kimco Realty OP, LLC. In addition, all material indebtedness of Old Kimco immediately prior to the reorganization is expected to be indebtedness of Kimco OP after the reorganization.

14.	What if I still have questions about the reorganization?

If you have questions about the reorganization that have not been answered, please contact our Investor Relations department at IR@kimcorealty.com.

Forward-Looking Statement

This FAQ may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When Kimco uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements, including, but not limited to, statements regarding Kimco’s ability to complete the reorganization, the impacts of the reorganization on Kimco’s financial condition, business operations, financial statements, outstanding securities, material indebtedness and Kimco’s ability to realize the expected benefits of reorganization, are not guarantees of future performance and involve risks and uncertainties that may cause Kimco’s actual results to differ materially from Kimco’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to, those factors discussed in Kimco’s reports filed from time to time with the Securities Exchange Commission. Moreover, other risks and uncertainties of which Kimco is not currently aware may also affect the forward-looking statements contained herein and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements made in this communication are made only as of the date hereof or as of the dates indicated in the forward-looking statements, even if they are subsequently made available by Kimco on its website or otherwise. Kimco undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.